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         AMENDMENT NO. 3 TO PLAN OF REORGANIZATION


     THIS AMENDMENT to that certain Agreement and Plan of Reorganization made and entered into on the 26th day of December 1996 (the "Agreement"), by and between ANTARES RESOURCES CORPORATION, a New York corporation with its principal place of business located at 2345 Friendly Road, Fernandina Beach, Florida 32034 ("ARC") and UNITED KINA BREWING GROUP, LTD., a Bermuda corporation with its principal place of business located at 21st Floor, Central Plaza, Wanchai, Hong Kong ("Kina"), who hereby agree to amend the specific provisions of the Agreement included hereinbelow as follow:

1.  Section 2.2 is hereby amended to read as follows:

     "Section 2.2 Capitalization. The authorized capitalization of ARC consists of 200,000,000 shares of Common Stock, par value $0.001 per share and 5,000,000 shares of Preferred Stock, par value $0.01 per share. Simultaneous with the Closing of this Agreement, the Board of Directors of ARC shall authorize and approve undertake a reverse split of the ARC issued and outstanding Common Stock, whereby 1 share of Common Stock shall be issued in exchange for every 10 shares of Common Stock presently issued and outstanding, which reverse split shall have an effective date as of the Closing Date, as defined herein. As a result and on Closing Date, as defined herein, there will be no more than 2,500,000 common shares issued and outstanding and reserved for issuance (including shares reserved for issuance applicable to issued and outstanding Common Stock Purchase Warrants) (the "ARC Common Shares"), except that said number of ARC Common Shares may be increased by no more than 5% and 126,000 shares of Series B Convertible Preferred Stock issued and outstanding (the "ARC Preferred Shares"), convertible upon receipt by ARC of notice of the same into an aggregate 25,200 shares of common stock (post reverse split), held by the then existing securities holders of ARC. The aforesaid figures do not include those shares of ARC Common Stock to be issued to Kina herein. Additionally however, the number of shares of ARC Common Shares issued and outstanding may increase or decrease by 100,000 common shares pursuant to the terms of that certain Agreement dated even date herewith, by and between Kina and certain current shareholders of ARC, a copy of which is attached hereto and incorporated herein as Exhibit A. All issued and outstanding ARC Common
Shares and Preferred Shares have been legally issued, fully paid and are nonassessable."

The balance of this section shall remain as stated.

2.  Section 2.3 is hereby amended to read as follows:

     "Section 2.3  Subsidiaries.  As of the Closing Date, ARC shall have two
(2) wholly owned subsidiaries, including Empire Energy, Inc. and Southern Trailer Manufacturing, Inc. ARC will not own, beneficially or of record, any other corporation. At the Closing, other than as disclosed herein or in the ARC Schedules, ARC shall own no securities or have any interest in any corporation, partnership, or other form of business organization other than as disclosed herein."

3.  Section 2.4, as amended, is hereby again amended to read as follows:

     Section 2.4  Financial Statements.

     "(a) Included in the ARC Schedules are the audited consolidated balance sheet of ARC for the years ended September 30, 1996 and 1995 and the related statements of operations, stockholders' equity and cash flows for said years, which are included in the schedules identified in Section 2.20(c)."

Subparagraphs (b) and (c) included in this section shall remain as stated. The following subparagraph of Section 2.4 is hereby amended to read as follows:

     "(d) Other than as included in the ARC Schedules, ARC has no liabilities with respect to the payment of any federal, state, county, local or other taxes, current or accrued (including any deficiencies, interest or penalties);"

Subparagraphs (e) and (f) of Section 2.4 are hereby deleted in their entirety.

4.  Section 2.6 is hereby amended to read as follows:

     "Section 2.6 Absence of Certain Changes or Events. Except as described herein or in the ARC Schedules, since September 30, 1996:"

The balance of Section 2.6 shall remain as stated.

5.  Subsection 2.20 (c) is hereby amended to read as follows:

     "(c) the description of any material adverse change in the business, operations, property, assets, or condition of ARC since September, 1996 required to be provided pursuant to Section 2.6; and"

6.  Section 3.4 is hereby amended to read as follows:

     "Section 3.4 Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be as of the date this Amendment is executed by the parties hereto, provided that the shareholders of Kina have approved the terms of this Agreement ("Closing Date"), and all documentation referenced herein is delivered to the respective party herein, unless a different date is mutually agreed to in writing by the parties hereto."

7.  Section 3.8 is hereby deleted in its entirety.

8.  Subsection 6.5(c) is hereby amended to read as follows:

     "(c) The authorized capitalization of ARC consists of 200,000,000 shares of Common Stock, par value $0.001 per share and 5,000,000 shares of Preferred Stock, par value $0.01 per share. As of the Closing Date, there will be no more than 2,500,000 (post reverse split) common shares issued and outstanding and reserved for issuance (except that said number of common shares may be increased by no more than 5%) and 126,000 shares of Series B Convertible Preferred Stock issued and outstanding, convertible upon receipt by ARC of notice of the same into an aggregate 25,200 shares of common stock (post reverse split), held by the then existing securities holders of ARC, except as provided by Exhibit --- of the Agreement. All issued and outstanding shares are legally issued, fully paid and nonassessable and not issued in violation of the preemptive rights of any person."

9.  Section 6.6 is hereby deleted in its entirety.



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DATED this 26th day of December, 1996.

     IN WITNESS WHEREOF, the corporate parties hereto have caused this Amendment to the Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

                               ANTARES RESOURCES CORPORATION
ATTEST:


                               By: /s/ William W. Perry
----------------------------   --------------------------------
Secretary or                   William W. Perry, President
  Assistant Secretary



ATTEST:                        UNITED KINA BREWING GROUP, LTD.



                               By:/s/ Victoria Lam
----------------------------   --------------------------------
Secretary or                   Victoria Lam, President
Assistant Secretary